Exhibit 99.4
DIGITAL ANGEL VOICES SUPPORT OF VERICHIP CORPORATION’S
SALE OF XMARK SUBSIDIARY
TRANSACTION EXPECTED TO PROVIDE FINANCIAL AND OPERATIONAL BENEFITS
FOR DIGITAL ANGEL STOCKHOLDERS
SO. ST. PAUL, MN (May 15, 2008) — The Board of Directors of Digital Angel (the “Company” or “Digital Angel”) (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced support of its approximately 49% owned subsidiary VeriChip Corporation’s (NASDAQ: CHIP) definitive agreement to sell its wholly-owned subsidiary Xmark Corporation to The Stanley Works (NYSE: SWK) for $45 million in cash. The transaction has been previously announced by both VeriChip and The Stanley Works.
Joseph J. Grillo, Digital Angel’s Chief Executive Officer and President, commented, “We believe that this transaction will have both financial and operational benefits for our Company and stockholders. Accordingly, our Board of Directors has formally agreed to vote all VeriChip shares held by it in favor of the transaction.”
Mr. Grillo added, “Pursuant to the transaction, VeriChip has agreed to repay approximately $5.0 million of debt owed to Digital Angel. VeriChip has also proposed an initial dividend of approximately $15 million to its stockholders upon closing of the transaction, which would result in a further cash payment to the Company of approximately $7.0 million, with another proposed distribution of available cash to occur following the release of funds to be escrowed for 12 months following the closing of The Stanley Works transaction and any proceeds derived from VeriChip’s recently announced plans to sell their VeriMed business.
“From an operational point of view, the transaction dovetails with our stated intention to focus on our core operations, as it minimizes our exposure to markets that are non-core for us. Our two core businesses are animal identification, using visual and radio frequency identification (RFID) technology for livestock, pets, horses, fish and other wildlife, and emergency identification, using global positioning system (GPS) technology for military, commercial and recreational use.”
Lorraine M. Breece, Digital Angel’s Chief Financial Officer, added, “As a result of the expected debt repayment and receipt of the initial special dividend, we expect to repay approximately $8.0 million of existing term debt and to add approximately $4.0 million to our available working capital. This should significantly improve our balance sheet, reduce our interest expense and strengthen our financial condition.”
Upon the closing of The Stanley Works transaction, Mr. Grillo will join the VeriChip Board, as Chairman, replacing Scott R. Silverman, the current Chairman. Mr. Grillo will not be paid any compensation for serving on the VeriChip Board. VeriChip Corporation has previously announced the details of the timing of the closing of the transaction, which is subject to the approval of VeriChip’s stockholders.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is an approximately 49% stockholder of VeriChip Corporation (NASDAQ: CHIP).
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the consummation of the Stanley transaction, the benefits of that transaction for the Company and its stockholders, and the impact of the transaction on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Proxy Statement
VeriChip Corporation plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the special meeting of stockholders to be called to approve the Xmark transaction. The proxy statement will contain important information about the VeriChip, the transaction and related matters. Investors and stockholders are urged to read the proxy statement carefully when it is available. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by VeriChip through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from VeriChip by contacting Kay E. Langsford, at 1690 Congress Avenue, Suite 200, Delray Beach, Florida 33445.
Participants in the Solicitation
The Company may be deemed, under SEC rules, to be a participant in the solicitation of proxies from the VeriChip’s stockholders with respect to the proposed Xmark transaction. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed Xmark transaction.
Contact:
Digital Angel
Jay F. McKeage
Phone: (561) 805-8041
jmckeage@digitangel.com
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